Exhibit 23.1

Consent of Independent Certified Public Accountants

Board of Directors

eOn Communications Corporation

We hereby consent to the incorporation by reference of our reports dated August 20, 2003, appearing in eOn Communications Corporation’s Annual Report on Form 10-K for the year ended July 31, 2003, in the Company’s Registration Statements on Form S-8, file number 333-36460.

/s/ Grant Thornton LLP

Atlanta, Georgia

August 20, 2003